UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/12/2006

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  1-1070

VA	13-1872319
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

190 Carondelet Plaza Suite 1530 Clayton, MO 63105
(Address of principal executive offices, including zip code)

314-480-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On June 26, 2006, Olin Corporation (the "Company") commenced an offer to exchange (the "Exchange Offer") a new series of notes due 2016 (the "New Notes") for up to $125 million of its outstanding 9.125% Senior Notes due 2011 (the "2011 Notes").

On July 12, 2006, the Company issued a press release announcing the pricing terms of the New Notes which are to be issued in exchange for $125 million of its outstanding 2011 Notes. The total exchange price for each $1,000 principal amount of 2011 Notes tendered, using an exchange offer yield of 5.979 percent, will be $1,142.82, consisting of $1,000 principal amount of New Notes and $150.24 in cash. Holders who tendered their 2011 Notes after 5:00 p.m., New York City time, on July 11, 2006 (the "early tender date"), will receive for each $1,000 principal amount of the 2011 Notes tendered, the applicable total exchange price less the early participation payment of $20.00 as specified in the Offering Memorandum dated June 26, 2006 and the related letter of transmittal.

The interest rate on the New Notes will be 6.750 percent. The yield on the New Notes will be 6.856 percent and the issue price of the New Notes will be $992.58, which has been determined by reference to the bid-side yield on the designated 10-year benchmark security as of the pricing time, which was 5.106 percent. Holders who exchange their 2011 Notes, will also receive accrued interest on the notes to the settlement date, or $10.90 per $1,000 principal amount of the notes exchanged.

The press release is filed as Exhibit 99.1 to this report and is hereby incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to purchase any securities, a solicitation of an offer to sell any securities or an offer to exchange the 2011 Notes. The exchange offer is made only pursuant to an offering memorandum and related letter of transmittal and only to such eligible holders and in such jurisdictions as is permitted under applicable law.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.        Exhibit
99.1        Press Release dated July 12, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION

Date: July 12, 2006	By:	/s/ George H. Pain
George H. Pain
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated July 12, 2006